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EXHIBIT 3.1

RESTATED AND AMENDED CERTIFICATE OF
INCORPORATION OF MODERN MEDICAL MODALITIES CORPORATION

FEDERAL IDENTIFICATION NO. 22-3059 258
JULY 6, 1999

To:      Secretary of State

         MODERN MEDICAL MODALITIES CORPORATION (the "Corporation"), a corporation organized under the laws of the State of New Jersey in 1990, has, since its formation, amended its certification of Incorporation from time to time.

         Pursuant to N.J.S.A 14A:9-5, Modern Medical Modalities Corporation hereby (i) restates its Certificate of Incorporation, to embody in one document its original certificate and all prior amendments, and (ii) amends its Certificate of Incorporation by adding new Paragraph FOURTH as set forth herein.

         The Corporation hereby certifies the following which (i) sets forth in full its Certificate of Incorporation as of this date, and (ii) supersedes and replaces its original Certificate of Incorporation and all amendments filed prior to the date hereof:

         FIRST: The name of the Corporation is Modern Medical Modalities Corporation.

         SECOND: The address of the Corporation's current registered office is 1719 Route 10, Suite 117, Parsippany, New Jersey 07054 and the name of its current registered agent is Roger Findlay.

         THIRD: The purpose for which this Corporation is organized is to engage in any activity within the purpose of which corporations may be organized under the "New Jersey Business Corporation Act," N.J.S. 14A:1-1 et seq.

         FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 15,000,000 shares, each having a par value of $.0002, and each having one vote at all meetings of shareholders.

         FIFTH: The current Board of Directors consists of 5 persons whose names and addresses are set forth below:

                   Name                             Address

              Roger Findlay          c/o Modern Medical Modalities Corporation
                                     1719 Route 10, Suite 117
                                     Parsippany, New Jersey 07054

             Jan Goldberg            c/o Modern Medical Modalities Corporation
                                     1719 Route 10, Suite 117
                                     Parsippany, New Jersey 07054


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
             Gregory C. Maccia       c/o Modern Medical Modalities Corporation
                                     1719 Route 10, Suite 117
                                     Parsippany, New Jersey 07054

             Fred Mancinelli         c/o Modern Medical Modalities Corporation
                                     1719 Route 10, Suite 117
                                     Parsippany, New Jersey 07054

             Carl Gedeon             c/o Modern Medical Modalities Corporation
                                     1719 Route 10, Suite 117
                                     Parsippany, New Jersey 07054


         SIXTH: An officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any duty owed to the Corporation or its stockholders, except for any breach of duty based upon an act or omission: (i) in breach of such person's duty of loyalty to the Corporation or its stockholders, (ii) not in good faith or involving intentional misconduct or a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

         IN WITNESS WHEREOF, Modern Medical Modalities Corporation has caused this Restated and Amended Certificate of Incorporation to be executed on this 6th day of July, 1999, by a duly authorized officer.

                                    MODERN MEDICAL MODALITIES CORPORATION



                                    By: /s/ Roger Findlay
                                        ----------------------------
                                            Roger Findlay, President